Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., February 9, 2012 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the fourth quarter and full year ended December 31, 2011.

InterMune reported product revenue in the fourth quarter of 2011 of $7.8 million, consisting of $2.7 million from sales of Esbriet in Europe, and Actimmune® (gamma interferon-1b) revenue of approximately $5.2 million. Product sales in the fourth quarter 2010 consisted solely of $4.9 million of Actimmune revenue, as the initial commercial launch of Esbriet was in Germany in September 2011.

InterMune reported a net loss for the fourth quarter of 2011 of $44.5 million, or $0.69 per share, compared with net income of $206.1 million, or $3.34 per diluted share, in the fourth quarter of 2010. Net income in the fourth quarter of 2010 was driven by the sale of InterMune’s danoprevir asset to Roche and the accelerated recognition of deferred revenue in connection with the termination of InterMune’s 2006 collaboration agreement with Roche.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “The fourth quarter was the first full quarter of the commercial launch of Esbriet in Germany, marking the first commercial launch in Europe of an approved therapy for idiopathic pulmonary fibrosis (IPF). We are very pleased that the Esbriet launch is off to a very strong start and is among the most successful launches of a specialty product in Germany in terms of revenue and new patient prescriptions. We are also very encouraged by the new Forced Vital Capacity (FVC) and survival data from our RECAP study which illustrates favorable outcomes observed in IPF patients treated with pirfenidone for a year or more.”

Recent Business and Clinical Development Highlights

Esbriet® (pirfenidone):

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On January 5, 2012, InterMune reported that approximately 612 patients have been prescribed Esbriet in Germany since the mid-September 2011 launch. Of these 612 patients, approximately 172 patients were enrolled in the Named Patient Program (NPP) in Germany and were transitioned to commercial supply during the fourth quarter of 2011. The balance, or approximately 440 patients, were prescribed Esbriet as new patients during the quarter.

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A total of 410 patients were enrolled in the NPP outside of Germany as of December 31, 2011, bringing the total number of new patient starts on Esbriet therapy across Europe to approximately 1,022 during 2011.

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Subject to EU country reimbursement timelines, InterMune currently plans to conclude pricing and reimbursement discussions for Esbriet in France, Spain and Italy during the second quarter of 2012 and launch in those countries as soon as possible after concluding discussions. InterMune currently plans to conclude the discussions with the authorities in the United Kingdom in October of 2012, and launch Esbriet as soon as possible thereafter.

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In addition to launches in the Top 5 EU countries, the company expects to launch Esbriet in Austria, Denmark, Ireland and Norway in the first half of 2012, and in Belgium, the Netherlands, Finland and Sweden in the second half of the year. Esbriet penetration in these countries is anticipated to be modest in 2012 and to become more meaningful in 2013.

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The company previously reported that on January 5, it submitted its comprehensive response to the IQWiG report in Germany and that it expects a decision by the German Federal Joint Committee (G-BA) by March 15, 2012, regarding the benefit that Esbriet provides. In connection with this process, the G-BA on January 24, 2012, conducted an oral hearing to gather additional input. InterMune currently expects that G-BA will publish the content of the hearing following its final determination of Esbriet’s benefit.

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InterMune reported new analyses regarding change in FVC and survival in patients who received placebo in the Phase 3 CAPACITY program and were newly treated with Esbriet in the ongoing RECAP extension study of Esbriet in IPF. These new efficacy analyses show that patients with mild-to-moderate IPF newly treated with Esbriet in RECAP for 60 weeks, have similar FVC and survival outcomes when compared to those treated with Esbriet in CAPACITY for the same duration, providing additional support for the company’s confidence in a successful outcome of the ongoing Phase 3 study, ASCEND.

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InterMune in early January 2012 reported that the Phase 3 pirfenidone study, ASCEND, in the United States and certain additional territories is expected to be fully enrolled in the second quarter of 2012.

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ASCEND is a double-blind, placebo-controlled trial of 52 weeks duration with a primary endpoint of change in Forced Vital Capacity (FVC) between baseline and Week 52. The trial will enroll approximately 500 IPF patients with mild-to-moderate impairment in lung function. InterMune expects that results from the study will be available in mid-2013.

Fourth Quarter and Full Year 2011 Financial Results (Unaudited)

InterMune reported total revenue in the fourth quarter of 2011 of $7.8 million, compared with $241.7 million in the fourth quarter of 2010. Total revenue in the fourth quarter of 2011 included $2.7 million of revenue from sales of Esbriet in Europe, and a modest increase in Actimmune® (gamma interferon-1b) revenue to approximately $5.2 million. InterMune reported no collaboration revenue in the fourth quarter of 2011, compared with $236.8 million of collaboration revenue in the fourth quarter of 2010. Collaboration revenue in the fourth quarter of 2010 included proceeds of $175.0 million from the sale of danoprevir and the accelerated recognition of approximately $57.3 million of remaining deferred revenue in connection with the termination of the 2006 collaboration agreement with Roche.

Total revenue for the full year 2011 was $25.6 million, compared with $259.3 million in 2010. The change in total revenue primarily reflects the 2010 sale of danoprevir and accelerated recognition of deferred revenue described above. Actimmune sales of $20.2 million in 2011 were essentially unchanged compared with $20.0 million in 2010. Revenue from sales of Esbriet totaled $2.8 million in 2011. There were no sales of Esbriet in 2010, as Esbriet’s initial commercial launch was in Germany in September 2011.

Research and development (R&D) expenses in the fourth quarter of 2011 were $21.0 million compared with $16.6 million in the fourth quarter of 2010, an increase of 27 percent. R&D expenses were $75.0 million for the 12 months ended December 31, 2011, compared with $67.5 million in 2010, an increase of 11 percent. Higher R&D expenses reflect increased expenses due to the preparation and initiation of the ASCEND trial and an increase in stock compensation expense of approximately $2.3 million related to awards tied to the European Commission’s decision to grant marketing authorization for Esbriet, partially offset by decreased expenses associated with a discontinuation of investment in the HCV portfolio following the divestiture of danoprevir in October of 2010 and completion of InterMune’s research agreement with Roche in June 2011.

Selling, general and administrative (SG&A) expenses were $26.9 million in the fourth quarter of 2011, compared with $16.8 million in the same period a year earlier, an increase of 60 percent. SG&A expenses were $90.2 million for the full year 2011, an increase of 63 percent from $55.5 million in 2010. The increased spending for the three-month period in 2011 compared with the same period in 2010 is attributed to the creation of InterMune’s European infrastructure and investments in the pre-launch and launch of Esbriet in Europe, including but not limited to additional headcount. The increased spending for the 12 months of 2011 compared with 2010 reflects the factors noted above, and legal costs in connection with the global prosecution of the company’s intellectual property portfolio, other regulatory and corporate matters, as well as expenses in connection with indemnification obligations to InterMune’s former CEO.

The net loss for the fourth quarter of 2011 was $44.5 million, or $0.69 per share, compared with net income of $206.1 million, or $3.34 per diluted share, in the fourth quarter of 2010. Net loss for the full year 2011 was $154.8 million, or $2.58 per share, compared with net income of $122.4 million, or $2.13 per diluted share, in 2010. Net income in 2010 was driven by proceeds from the sale of danoprevir and the accelerated recognition of remaining deferred revenue in connection with the termination of the 2006 collaboration agreement with Roche.

As of December 31, 2011, InterMune had cash, cash equivalents and available-for-sale securities of approximately $425.1 million.

Guidance for 2012 Expenses

The company reiterated its forward-looking financial guidance for operating expenses in 2012, initially provided on January 5, 2012:

•	R&D expense: currently anticipated to be in a range of $95 to $115 million

•	SG&A expense: currently anticipated to be in a range of $120 to $145 million.

•	Total Operating Expenses (R&D and SG&A): currently anticipated to be in a range of $215 to $260 million.

InterMune noted that R&D expenses in 2012 are expected to reflect the effect of patient enrollment and the full-year effect of the ASCEND study, which enrolled its first patient in July 2011. Additionally, InterMune is making investments in new formulations of Esbriet and plans to make new life cycle investments in Esbriet in IPF and potentially beyond IPF. R&D expense also will reflect the company’s focused effort to advance new anti-fibrotic compounds from its Research group to the clinic.

Regarding SG&A, growth in expenses is expected to reflect the expansion of InterMune’s EU organization and staffing requirements for multiple country launches of Esbriet as compared to the sole 2011 launch in Germany. InterMune had approximately 65 EU-based personnel at year-end 2011 and currently expects to have total headcount in the range of approximately 160 to 190 in its EU infrastructure by the end of the third quarter of 2012, assuming that country launches occur as planned.

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 4:30 p.m. EST to discuss business highlights and financial results for the fourth quarter and full year 2011. Interested investors and others may participate in the conference call by dialing 800-891-8257 (U.S.) or +1-212-271-4651 (international), conference ID# 21576715. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company's website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

A telephonic replay will be available for 10 business days following the call and can be accessed by dialing 800-633-8284 (U.S.) or +1 402-977-9140 (international), and entering the conference ID# 21576715. The webcast will remain available on the company's website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and fibrotic diseases. In pulmonology, we are focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in the EU as Esbriet® and is currently in a Phase 3 clinical trial in the United States. Pirfenidone is also approved for the treatment of IPF in Japan, where it is marketed by Shionogi & Co. Ltd. under the trade name Pirespa®. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to our expectations for Esbriet as an important therapy in the treatment of patients with IPF, our anticipated timing of commercial launches for Esbriet® (pirfenidone) in France, Italy, Spain, the United Kingdom and other EU countries, our expectations regarding headcount in our EU commercial organization, our expectation regarding the timing of full enrollment in the ASCEND study and the prospects of success thereof, and our projections for operating expenses in 2012. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 9, 2011 (the “Form 10-K”), and other periodic reports filed with the SEC, including but not limited to the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune's revenue will continue to decline as expected; (ii) risks related to significant regulatory, supply and competitive barriers to entry with respect to Actimmune; (iii) the risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (iv) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (v) risks related to unexpected regulatory actions or delays or government regulation generally; (vi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (vii) government, industry and general public pricing pressures; (viii) risks related to our ability to successfully launch and commercialize Esbriet in the EU, including successfully establishing a commercial operation in the EU and receiving favorable governmental pricing and reimbursement approvals in each EU country; and (ix) InterMune's ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune's other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® and Esbriet® are registered trademarks of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010
Revenue, net
Actimmune	$5,151	$4,866	$20,223	$20,040
Esbriet	2,660	—	2,778	—
Collaboration revenue (1)	—	236,797	2,629	239,251

Total revenue, net	7,811	241,663	25,630	259,291
Costs and expenses:
Cost of goods sold	1,994	1,238	8,707	6,337
Research and development	21,006	16,646	74,973	67,470
Selling, general and administrative	26,898	16,758	90,192	55,505
Restructuring charges	—	(71)	—	1,300

Total costs and expenses	49,898	34,571	173,872	130,612
Loss from operations	(42,087)	207,092	(148,242)	128,679
Interest income	166	162	556	571
Interest expense	(2,254)	(2,120)	(6,408)	(8,399)
Other income (expense)	(336)	1,023	(658)	1,599

Loss from operations before income taxes	(44,511)	206,157	(154,752)	122,450
Income tax expense	22	76	22	76

Net income (loss)	$(44,533)	$206,081	$(154,774)	$122,374

Net income (loss) per share—basic	$(0.69)	$3.74	$(2.58)	$2.26

Net income (loss) per share—diluted	$(0.69)	$3.34	$(2.58)	$2.13

Shares used in per share calculation—basic	64,572	55,043	60,100	54,202

Shares used in per share calculation—diluted	64,572	62,248	60,100	61,377

(1)	Collaboration revenue for the three and twelve months ended December 31, 2010 includes $175.0 million from the sale of danoprevir and $57.3 million from the effect of the termination of the 2006 collaboration agreement with Roche.

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31 2011	December 31, 2010
Cash, cash equivalents and available-for-sale securities	$425,110	$295,073
Acquired product rights, net	19,250	—
Other assets	28,263	10,074

Total assets	$472,623	$305,147

Total other liabilities	$34,205	$26,547
Convertible senior notes	240,250	129,300
Stockholders’ equity	198,168	149,300

Total liabilities and stockholders’ equity	$472,623	$305,147

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